Section 19(a) Notice

CHICAGO, December 29, 2023 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.21 per share to shareholders of record at the close of business on December 15, 2023 (ex-date December 14, 2023).

The following table sets forth the estimated amounts of the Fund’s December quarterly distribution, payable December 29, 2023, together with the cumulative distributions paid from the first day of the fiscal year to this month end from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	December 2023 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.010	4.9%	$0.010	4.9%
Net Realized Foreign Currency Gains	0.000	0.0%	0.000	0.0%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.200	95.1%	0.200	95.1%

Total	$0.210	100.0%	$0.210	100.0%

As of November 30, 2023
Average annual total return on NAV for the 5 years	2.42%
Annualized current distribution rate as a percentage of NAV	7.81%
Cumulative total return on NAV for the fiscal year	8.26%
Cumulative fiscal year distributions as a percentage of NAV	1.95%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive • Suite 500 • Chicago IL 60606

Section 19(a) Notice

CHICAGO, March 28, 2024 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.21 per share to shareholders of record at the close of business on March 15, 2024 (ex-date March 14, 2024).

The following table sets forth the estimated amounts of the Fund’s March quarterly distribution, payable March 28, 2024, together with the cumulative distributions paid from the first day of the fiscal year to this month end from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2024 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount		% of Cumulative Distributions
Net Investment Income	$0.000	0.0%	$0.000	(a)	0.1%
Net Realized Foreign Currency Gains	0.000	0.0%	0.000		0.0%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000		0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000		0.0%
Return of Capital (or other Capital Source)	0.210	100.0%	0.420		99.9%

Total	$0.210	100.0%	$0.420		100.0%

(a)	Amount is less than .001 per share

As of February 29, 2024
Average annual total return on NAV for the 5 years	0.91%
Annualized current distribution rate as a percentage of NAV	8.12%
Cumulative total return on NAV for the fiscal year	6.27%
Cumulative fiscal year distributions as a percentage of NAV	4.06%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

10 South Wacker Drive • Suite 1900 • Chicago IL 60606